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Exhibit 10.35

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SETTLEMENT AGREEMENT AND MUTUAL RELEASE
AND
LICENSE AMENDMENT

        This Settlement Agreement and Mutual Release and License Amendment (hereinafter referred to collectively as the "Agreement") is effective as of the 30th day of June, 2006 by and among PROMETHEUS LABORATORIES INC., a California corporation ("Prometheus"), CEDARS-SINAI MEDICAL CENTER, a California nonprofit public benefit corporation ("Cedars-Sinai") and the REGENTS OF THE UNIVERSITY OF CALIFORNIA ("UCLA") acting through its campus at Los Angeles.

  A.
  WHEREAS Cedars-Sinai and UCLA have disputed amounts paid by Prometheus to Cedars-Sinai and UCLA for certain past royalty payments in connection with the Exclusive License Agreement, as amended, entered into among the parties dated August 14, 1996 the "1996 License"), and in connection with the Exclusive License Agreement entered into between UCLA and Prometheus to govern UCLA's obligations to Prometheus dated December 1, 1999 (the "1999 License")

  B.
  WHEREAS Prometheus has disputed the amounts claimed as due by Cedars-Sinai and UCLA.

  C.
  WHEREAS Cedars-Sinai, UCLA and Prometheus wish to modify certain portions of the 1996 License.

  D.
  WHEREAS UCLA and Prometheus intend that the new terms agreed upon in the settlement will be amended into the 1999 License in order to harmonize the 1996 and 1999 Licenses.

        NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties enter into this Agreement on the following terms and conditions:

AGREEMENT

I.
MUTUAL SETTLEMENTS.

        1.     Prometheus, Cedars-Sinai and UCLA, without any of them conceding the correctness of the positions of the other, have agreed to settle the above-described dispute existing among them as of the date hereof in connection with the 1996 License, fully, finally and completely on the following terms:

          1.1.  In full and final settlement of any claims of Cedars-Sinai and UCLA related to the payments pursuant to the 1996 License through June 30, 2006, the parties have agreed to the following:

      (a)
      As soon as possible following complete execution of this Agreement, Prometheus shall pay to Cedars-Sinai (on behalf of Cedars-Sinai and UCLA) the sum of [***] Dollars ($[***]); and

      (b)
      Prometheus shall calculate Royalties for the quarter ending June 30, 2006 consistent with the calculation of Royalties for the quarter ended March 31, 2006 and will pay such Royalties to Cedars-Sinai and ULCA by August 15, 2006 as required by the License.

          1.2.  Cedars-Sinai and UCLA shall, in consideration of the payments from Prometheus described in paragraph 1.1 above, refrain from pursuing any and all collection activity, and take all actions necessary to cause any agent or subcontractor to refrain from pursuing any and all collection activity, against Prometheus in connection with any claims resolved by this Agreement. If

  *** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Prometheus fails to make the payments described in either paragraphs 1.1(a) or (b) above, Cedars-Sinai and UCLA shall have the right to initiate collection activity for the amount due and owing under this Agreement and this shall be their sole remedy for breach of Prometheus' obligations under Paragraph 1.1 above. For clarification purposes, except as set forth in paragraph 1.1 above, Cedars-Sinai and UCLA shall not have the right to pursue collection activities and are forever giving up their rights to any Royalty claims under the License for any period prior to July 1, 2006.

          1.3   Prometheus, Cedars-Sinai and UCLA shall continue to fulfill the obligations set forth in the 1996 License throughout the terms of such 1996 License or in the case of UCLA and Prometheus the 1999 License where applicable, except as modified by this Agreement. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to them in the License.

        2.     The parties agree that the initial payment amount described in Section 1.1(a) above is payment in resolution of disputed claims and is being paid to avoid the expense, inconvenience and uncertainty of litigation. The parties hereto understand and acknowledge that this is a compromise settlement without admission of wrongdoing or liability on the part of (i) Cedars-Sinai or UCLA; or (ii) Prometheus.

        3.     The parties hereby agree that the recipient of the payment described above is responsible for the payment of any and all taxes, if any, and penalties and interest thereon, which may be assessed on the payment amounts by the state, federal or local government.

II.
AMENDMENT TO LICENSE.

        Effective as of July 1, 2006, the 1996 License is hereby amended as follows:

        1.     Section 6(a) of Schedule J—Definition of "Gross Sales Price" is hereby deleted in its entirety and replaced with the following:

    "(a) "Gross Sales Price" means, for any period, the gross sales price of Products sold which are or include Royalty Bearing Products (whether in the form of cash, property or otherwise) by Prometheus and its licensees to third parties that are not Affiliates of the selling party (unless such Affiliate is the end user of such Royalty Bearing Product, in which case the amount billed therefor shall be deemed to be the amount that would be billed to a third party in an arm's-length transaction) during such period, less the following items, as allocable to such Royalty Bearing Products: (a) discounts including quantity discounts and contractual allowances, (b) credits, rebates or allowances actually granted upon claims, damaged goods, rejections or returns of Royalty Bearing Products, including recalls, (c) freight, postage, shipping and insurance charges actually allowed or paid for delivery of Royalty Bearing Products, to the extent billed, (d) taxes, duties or other governmental charges (other than income taxes) levied on, absorbed or otherwise imposed on sales of Royalty Bearing Products, and (e) an estimate for bad debts determined in accordance with Prometheus' normal accounting procedures consistently applied; all of the above shall be estimated in accordance with United States generally accepted accounting principles ("GAAP"). In no event shall Royalty Bearing Products used in quality control testing, or Royalty Bearing Products distributed as free marketing samples or charitable contributions, be considered "sold" for purposes of calculating Gross Sales Price."

        2.    Section 6(c) of Schedule J—Definition of "Royalty Bearing Product".    Section 6(c) of Schedule J to the 1996 License is hereby deleted in its entirety and replaced with the following:

    "(c) 'Royalty Bearing Product' mean all components, products, features, processes and systems of a Product that (a) are covered by any of the Patent Rights of Future Patent Rights, or (ii) although not covered by a Patent Right or a Future Patent Right, includes or embodies, Technical

    Information or Future Technical Information that is licensed to Prometheus hereunder and is not part of the public domain."

        3.    New Section 6(e) of Schedule J—Definition of "Combination Product".    A new Section 6(e) of Schedule J to the 1996 License is hereby added to the 1996 License to read in full as follows:

    "(e) 'Combination Product' or 'Combination Products' shall mean any products containing Royalty Bearing Products (as defined in Section 6(c) hereof) and Other Components (as defined in Section 6(f) hereof)."

        4.    New Section 6(f) of Schedule J—Definition of "Other Components".    A new Section 6(f) of Schedule J to the 1996 License is hereby added to the 1996 License to read in full as follows:

    "(f) 'Other Component' or 'Other Components' shall mean any and all components, products, features, processes and systems which are not Royalty Bearing Products."

        5.    Section 1 of Schedule J—Royalties.    The following language is hereby added to the end of Section 1 of Schedule J to the 1996 License:

    "1. Royalties. Effective July 1, 2006 and notwithstanding anything in the License to the contrary, Prometheus would pay to Cedars-Sinai and UCLA an additional [***] percent ([***]%) of the Gross Sales Price for the Sale of Royalty Bearing Products or Intellectual Property (the "Additional Royalty") until there has been a cumulative total of [***] Dollars ($[***]) of such sales subsequent to June 30, 2006. For clarification purposes, after this aggregate Gross Sales shall have been reached subsequent to June 30, 2006 and the Additional Royalty paid in full by Prometheus, the Additional Royalty shall cease to be owed by Prometheus and the royalty rate shall return to the level established in the 1996 License.

            Notwithstanding the foregoing, the following shall apply with respect to Combination Products:

              (i)    The Royalty and the Additional Royalty (if applicable) payable on each Combination Product for which standalone Current Procedural Terminology ("CPT") values billed for each part of the Combination Product in a particular country in the Territory, shall be based on the following formula:

[***]

            [***]

              (ii)   The Royalty payable on each Combination Product for which the Royalty Bearing Products and Other Components contained therein do not have established, stand-alone [***] in a particular country in the Territory, shall be based on the [***] of each or, failing that, then based on the [***] for each. Any disagreement between the parties regarding the value for any aspect of a Combination Product shall be determined by the parties through good faith negotiations.

      *** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

        6.    Section 4(d) of Schedule J—Late Charges.    Section 4(d) of Schedule J to the 1996 License is hereby deleted in its entirety.

        7.    Section 4(b) of Schedule J—Records and Audits.    The following language is hereby added following the third sentence of Section 4(b) of Schedule J:

          "Notwithstanding anything in this Agreement to the contrary, such audit right for any period must be (i) exercised within three (3) years of the date of the payment for the period being audited and (ii) may only be exercised once for any period by either CSMC, UCLA or jointly by CSMC and UCLA."

        8.    Section 2.3—Certain Future Rights.    The following language is hereby added to the end of Section 2.3 of the 1996 License:

          "2.3. Certain Future Rights. .... Notwithstanding the foregoing, Prometheus desires and Cedars-Sinai is willing to grant to Prometheus additional rights (as specifically set forth in this Section 2.3 and refered to as the "Right of Review") in and to certain aspects of Future Patent Rights identified below and on the following terms and conditions:

            (a)   In consideration of the grant of the additional rights to certain aspects of Future Patents Rights as identified below as "Cedars-Sinai Future Rights", as soon as possible following complete execution of this Settlement Agreement and Mutual Release and License Amendment, Prometheus shall pay to Cedars-Sinai (on behalf of Cedars-Sinai only) the sum of [***] Dollars ($[***]).

            (b)   Cedars-Sinai Future Rights for the purposes of this paragraph shall mean and refer to any patents and/or patent applications (i) claiming Inventions not previously disclosed to Prometheus pursuant to Section 2.3 of the License which constitute Future Patent Rights or Future Technical Information; (ii) arising from work conducted by Targan or under the direction of Targan as the sole principal investigator for Cedars-Sinai; (iii) in addition to any patents and/or patent applications (including provisional patent applications) in any other country corresponding to any of the foregoing, and all divisions, continuations, continuations-in-part, reissues, reexaminations, supplementary protection certificates and extensions thereof, whether domestic or foreign, and any patents that issue thereon; and (iv) on which no prior right or obligation to a third party exists. For the sake of clarity, it is understood and agreed by the parties that no additional rights are intended, nor shall it be deemed, to be granted to Future Patent Rights of UCLA and the definition of Cedars-Sinai Future Rights explicity excludes any such rights.

            (c)   The Right of Review granted to Prometheus by Cedars-Sinai (i) applies to any Cedars-Sinai Future Rights which have gone beyond the [***] day period established in Section 2.3; and (ii) requires Cedars-Sinai to contact Prometheus prior to entering into substantive discussions with a third party for a possible license to any Cedars-Sinai Future Rights. Cedars-Sinai and Prometheus shall have a period of [***] days in which to negotiate the terms of a license for the Cedars-Sinai Future Rights. If Prometheus declines or fails to pursue, or if the parties fail to conclude negotiations for a license to, such Cedars-Sinai Future Rights during the [***] day period, Cedars-Sinai shall have the right to commence discussions with the third party concerning that particular Cedars-Sinai Future Right, provided, however, that any such license must be on terms that are no less favorable than those of the terms last offered by Prometheus, if any, for such Cedars-Sinai Future Rights."

III.
PROMETHEUS RELEASES.

        1.     Prometheus hereby expressly releases and waives, and absolutely and forever discharges Cedars-Sinai, UCLA and each of their respective affiliates, related entities, officers, directors, parent corporations, subsidiaries, shareholders, agents, representatives, employees, former employees,

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

attorneys, trustees, licensing agencies, insurers, predecessors, successors, and assigns, individually and collectively, from any and all charges, complaints, arbitrations, claims, liabilities, demands, debts, accounts, obligations, actions, attorney fees and causes of action (collectively referred to as "Legal Actions"), past, present, or future, known or unknown, suspected or unsuspected, at law or in equity or in arbitration, of any kind or nature whatsoever, which Prometheus has or claims to have against any or all of them, now or hereafter, relating to any payments pursuant to the 1996 License accrued, paid or due through June 30, 2006 other than as specified in this Agreement.

        2.     As part of the above release, and not by way of limitation, Prometheus expressly, absolutely, and forever releases and waives all of its rights under Section 1542 of the Civil Code of the State of California pertaining to such payments pursuant to the 1996 License. Said Section states:

    "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS/HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM/HER, MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR."

        3.     Prometheus represents and warrants that it is not a party to or aware of any pending or potential lawsuit, action, claim, arbitration or charge on its behalf against Cedars-Sinai and/or UCLA related to the 1996 License.

        4.     Prometheus agrees that this Agreement and all of its terms shall be binding upon its assignees, employees, agents, affiliates, parent corporations, subsidiaries or other related entities, and the assignees of such entities.

IV.
CEDARS-SINAI RELEASES.

        1.     Cedars-Sinai hereby expressly releases and waives, and absolutely and forever discharges Prometheus, UCLA and their respective affiliates, related entities, officers, directors, parent corporations, subsidiaries, shareholders, agents, representatives, employees, former employees, attorneys, trustees, licensing agencies, insurers, predecessors, successors, and assigns, individually and collectively, from any and all Legal Actions, past, present, or future, known or unknown, suspected or unsuspected, at law or in equity or in arbitration, of any kind or nature whatsoever, which Cedars-Sinai has or claims to have against any or all of them, now or hereafter, relating to any payments pursuant to the 1996 License accrued, paid or due through June 30, 2006 other than as specified in this Agreement.

        2.     As part of the above release, and not by way of limitation, Cedars-Sinai expressly, absolutely, and forever releases and waives all of its rights under Section 1542 of the Civil Code of the State of California pertaining to any such payments pursuant to the 1996 License. Said Section states:

    "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS/HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM/HER, MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR."

        3.     Cedars-Sinai represents and warrants that it is not a party to or aware of any pending or potential lawsuit, action, claim, arbitration or charge on its behalf against Prometheus and/or UCLA related to the 1996 License.

        4.     Cedars-Sinai agrees that this Agreement and all of its terms shall be binding upon its assignees, employees, agents, affiliates, parent corporations, subsidiaries or other related entities, and the assignees of such entities.

V.
UCLA RELEASES.

        1.     UCLA hereby expressly releases and waives, and absolutely and forever discharges Prometheus, Cedars-Sinai and each of their respective affiliates, related entities, officers, directors,

parent corporations, subsidiaries, shareholders, agents, representatives, employees, former employees, attorneys, trustees, licensing agencies, insurers, predecessors, successors, and assigns, individually and collectively, from any and all Legal Actions, past, present, or future, known or unknown, suspected or unsuspected, at law or in equity or in arbitration, of any kind or nature whatsoever, which UCLA has or claims to have against any or all of them, now or hereafter, related to any payments pursuant to the 1996 License accrued, paid or due through June 30, 2006 other than as specified in this Agreement.

        2.     As part of the above release, and not by way of limitation, UCLA expressly, absolutely, and forever releases and waives all of its rights under Section 1542 of the Civil Code of the State of California pertaining to any such payments pursuant to the License. Said Section states:

    "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS/HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM/HER, MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR."

        3.     UCLA represents and warrants that it is not a party to or aware of any pending or potential lawsuit, action, claim, arbitration or charge on its behalf against Prometheus and/or Cedars-Sinai related to the 1996 License.

        4.     UCLA agrees that this Agreement and all of its terms shall be binding upon its assignees, employees, agents, affiliates, parent corporations, subsidiaries or other related entities, and the assignees of such entities.

VI.
NON-DISCLOSURE.

        Notwithstanding anything herein to the contrary, except as required by law or regulation, each of the parties hereto and its attorneys of record, hereby agree that they will not publicize or disclose in any manner whatsoever, this Agreement, or the contents, terms, or any part hereof, whether in writing or orally, directly or indirectly, to any person or entity whomsoever, including, without limitation, any members of the press or other media. The parties understand and agree that this paragraph is a material provision of this Agreement entitling each nondisclosing party to any and all remedies available under law, including recision of this Agreement.

VII.
[***]

        In the event that any action, suit or other proceeding is instituted to remedy, prevent, or obtain relief from a breach of this Agreement, or arising out of a breach of this Agreement, [***]

VIII.
ENTIRE AGREEMENT.

        This Agreement constitutes and contains the entire agreement and understanding concerning the subject matter between the parties hereto, and supersedes and replaces all prior negotiations, all proposed agreements, and all agreements, whether written or oral, express or implied, concerning the subject matter hereof. Each party acknowledges that it has not signed this Agreement in reliance on any promise, representation, or warranty whatsoever, express or implied, written or oral, not contained herein concerning the subject matter hereof. The parties hereto further agree that any oral representations or modifications of this Agreement shall be of no force or effect unless agreed to in writing by each party hereto.

IX.
APPLICABLE LAW.

        This Agreement is executed and delivered within the State of California and shall in all respects be interpreted, enforced, and governed by and under the laws of the State of California.

X.
ACKNOWLEDGMENT OF REPRESENTATION.

        Each party acknowledges that it has been represented by competent counsel in connection with this matter and that each of them have executed this Agreement with the consent of and on the advice of such counsel. Each party acknowledges that it has read this Agreement and fully understands and consents to all its terms and conditions without any reservations whatsoever. All parties acknowledge that they have had adequate opportunity to make whatever investigation or inquiry they deem necessary and advisable in connection with the subject matters of this Agreement prior to the execution thereof.

XI.
COUNTERPARTS.

        This Agreement may be executed in any number of counterparts, and when each party has signed and delivered at least one such counterpart to the other parties hereto, each counterpart shall be deemed an original and taken together shall constitute one and the same Agreement, which shall be binding and effective as to all the parties hereto.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

        IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first set forth above.

        PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF CERTAIN KNOWN AND UNKNOWN CLAIMS.

PROMETHEUS LABORATORIES INC.
By:	/s/ JOSEPH M. LIMBER Name: Joseph M. Limber Title: President and Chief Executive Officer
CEDARS-SINAI MEDICAL CENTER
By:	/s/ EDWARD M. PRUNCHUNAS Edward M. Prunchunas Senior Vice President for Finance
By:	/s/ RICHARD S. KATZMAN Richard S. Katzman Vice President for Academic Affairs
REGENTS OF THE UNIVERSITY OF CALIFORNIA acting by and through its campus at Los Angeles
By:	/s/ EMILY W. LOUGHRAN
Name:	Emily W. Loughran
Title:	Director, Licensing

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  Exhibit 10.35
SETTLEMENT AGREEMENT AND MUTUAL RELEASE AND LICENSE AMENDMENT